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                                                                 EXHIBIT 99.2




                            CROSSROADS SYSTEMS, INC.

                            1999 STOCK INCENTIVE PLAN

                                 AMENDMENT NO. 1

               The Crossroads Systems, Inc. 1999 Stock Incentive Plan (the "Plan") is hereby amended as follows:

               1. Paragraph V.A. of Article One of the Plan is hereby amended and restated in its entirety, to read as follows:

                    "A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. Subject to the increases in Paragraph B below, the maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed Five Million Three Hundred Sixty Eight Thousand Nine Hundred Twenty Three (5,368,923) shares. Such authorized share reserve consists of
          (i) 3,868,923 shares previously reserved under the Plan, including shares incorporated from the Predecessor Plans, (ii) 500,000 shares added to the Plan as a result of the January 2001 automatic annual increase plus (iii) an increase of 1,000,000 shares authorized by the Board but subject to stockholder approval at the 2001 Annual Stockholders Meeting."

               2. Paragraph V.B. of Article One is hereby amended and restated in its entirety, to read as follows:

                    "B. The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day of each calendar year during the term of the Plan, beginning with calendar year 2002, by an amount equal to four percent (4%) of the shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year, but in no event shall such annual increase exceed one million (1,000,000) shares."

               3. Except as modified by this Plan Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

               IN WITNESS WHEREOF, Crossroads Systems, Inc. has caused this Amendment No. 1 to be executed on its behalf by its duly-authorized officer as of the 12th day of January, 2001.


                                  CROSSROADS SYSTEMS, INC.


                                  BY:    /s/ Brian R. Smith
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                                  NAME:  Brian R. Smith
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                                  TITLE: Chairman of the Board and
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                                         Chief Executive Officer
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